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  Exhibit 10.9

                                 LEASE AGREEMENT
                   Likang Lease Shanhai A 20050101 to 20101231

Lessor: (hereinafter referred to as party A)  Shanghai Shanhai Group Co. Ltd
Lessee: (hereinafter referred to as party B)  Shanghai Likang Disinfectant
                                              High-tech Co., Ltd

Article 1.  the Leased Area and Rent
      The Lessor shall lease to the Lessee and the Lessee shall lease from the Lessor the office specified below: The area of this office building is 14,000 square feet, located at No. 476 Hu Tai Branch Road, Shanghai. The rent of the plant is $10,600 (RMB 85,00) per year for the first three years. Starting from the fourth year, the rent will be raised by 10% each year, plus a fixed land use fee of $4,375 (RMB 35,000) per year. Lessor provides Lessee with water and power supply to ensure office operation.

Articles 2.  Lease Term
      The Lease Agreement shall be effective for six years, commencing from January 1, 2005 and ending on December 31, 2010.

Articles 3. Payment of rent
      The rent is paid in every 1st of June and 1st of December 1st by Lessee. If Lessee fails to pay rent on time, the penalty is 1% of the total rent each day. If Lessee fails to pay within six month, the lease is terminated and Lessee is responsible for the loss and will face legal issues caused therefrom.

Article 4. Other Expenses
      The Lessee pays on monthly basis the following expenses: Electricity, Water and tax.

Article 5. Termination of Lease Agreement
      Without the written consent of the Lessor, the Lessee shall not terminate the Lease Agreement during the lease term otherwise the Lessor shall be entitled to forfeit the Deposit. Without the consent of the Lessee, the Lessor shall not terminate the Lease Agreement during the lease term except that force majeure occurs.

Article 6. Dispute Resolution
      All disputes between the Lessor and Lessee shall be settled by negotiation, if can not be resolved through negotiation, the dispute shall be submitted to the authorized Arbitration Commission or the People's Court for trial and the place of arbitration shall be determined by both parties' agreement. The formal correspondence address shall be the address stated in this agreement.

Article 7. Effectiveness
      This agreement shall be effective immediately upon signing and sealing by the Lessor and Lessee.

      The issues uncovered by the Lease Agreement may be determined by the Parties with an Appendix to this Lease Agreement. The Appendix shall be deemed as a part of this Lease Agreement and shall be equally valid.

Lessor: Shanghai Shanhai Group Co, Ltd
(Signature)   Wei Dong Yang
Date:     February 25 , 2005

Lessee: Shanghai Likang Disinfectant High-tech Co.,ltd
(Signature) Xue Lian Bian
Date:     February 25 , 2005